Exhibit 15.4

MAMMA.COM, INC.

COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The Compensation Committee (the “Committee”) of Mamma.com, Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of the Company. The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s principal purposes shall be:

(i)	to review, consider, and suggest compensatory plans and pay levels for the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) for approval by the Board, and to review, consider, and suggest and approve compensatory plans and pay levels for all other officers of the Company required to report their trading in the Company’s common shares by the rules of the Ontario Securities Commission (“OSC”) and all executives who report directly to the Chief Executive Officer (together with the CEO, the “Executives”);

(ii)	to recommend to the Board the annual retainer, meeting attendance fees and other compensation for all directors of the Company (the “Directors”) for service on the Board and its committees;

(iii)	to review and administer (in conjunction with management) the employee long-term and short-term compensation plans, employee performance-based incentive plans (which may be both cash and equity based) and other employee benefit plans in alignment with the Company’s business strategy and in a manner that reflects, in general, programs and practices within the industries the Company competes in; and

(iv)	to issue annually such reports on and discussions and analysis of executive compensation as may be required by the applicable rules and regulations of the OSC and the United States Securities and Exchange Commission (the “SEC”) from time to time.

II.	MEMBERSHIP AND ORGANIZATION OF COMMITTEE

A.	Size of Committee

The Committee shall consist of three (3) or more members of the Board, as shall be determined by the Board, each of whom shall have been determined by the Board to be “independent” as provided in II (B) below.

B.	Member Qualifications

All members of the Committee shall be “independent” in accordance with the applicable listing standards of the NASDAQ Stock Market and the rules promulgated by the SEC and the OSC with respect to members of a compensation committee.

C.	Appointment

The members of the Committee shall be appointed by the Board. The Committee shall designate one (1) member of the Committee to serve as Chairman. If the Chairman is absent from a meeting, another member of the Committee may act as Chairman.

D.	Term

Members of the Committee will be appointed for one (1) year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed.

E.	Compensation

The members of the Committee and its Chairman, as such, are entitled to receive for their services such compensation as may be determined by the Board of Directors upon recommendation of the Company’s Compensation Committee.

E.	Removal

The Board of Directors may remove any member of the Committee, with or without reason.

F.	Vacancies

In the event of a vacancy in the Committee, the Board of Directors may appoint a new member to the Committee.

III.	CONDUCT OF MEETINGS

A.	Meetings, Frequency and Quorum

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than two (2) times per year, either in person or telephonically. Greater than 50% of the members of the Committee shall constitute a quorum for transaction of the Committee’s business. The Chairman of the Board, the Chairman of the Committee, the Company’s Chief Executive Officer or the Company’s Chief Financial Officer shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. Generally, the Chairman of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members for each meeting. The Committee may meet via telephone conference calls or other media in which the members of the Committee may hear one another.

D.	Minutes

A member of the Committee or the Chairman shall keep written minutes of Committee meetings, which minutes shall be available for review by all of the directors of the Company and shall be filed and maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

IV.	RESPONSIBILITIES AND DUTIES

A.	The Committee shall have the following responsibilities:

(i)	Review, annually the compensation policy for the Executives and Directors and ensure that these policies are in conformity with the business plans, the strategies and the objectives of the Company and are consistent with desired external comparators;

(ii)	Evaluate annually the Executive Chairman, CFO, CEO and other Executives considering in every case, among other things, their personal objectives and contributions to the Company, and the performance of the Company;

(iii)	Recommend the compensation of the Executives and Directors and report thereon to the Board;

(iv)	Review and modify incentive plans for the Executives to assure that they are appropriate, aligned with the Company’s objectives and requirements and are externally equitable.

(v)	Recommend to the Board the options to be granted from the Company's stock option plan and to submit to the Board for approval any proposed material amendments to the stock option plan.

(vi)	Retain consultants and other advisers as necessary to assist in fulfilling its duties and responsibilities.

(vii)	Periodically review, consider and recommend to the Board the total compensation program for the Directors for service on the Board and its committees. Overall compensation may include a cash annual retainer, cash meeting fees, stock compensation and additional consideration as recommended by the Committee. Total compensation is to be based on market data from industries the Company competes in, which may be, provided by an independent consultant retained by the Committee for such purpose.

(viii)	Periodically review, consider and approve the total compensation program for Executives to ensure that the elements of that program support the Company’s philosophy for the compensation of Executives and relate back to the Company’s strategy, as established by the Board. The compensation program may be composed of a mix of base salary, short and long-term incentives, deferred compensation programs, equity awards and executive benefits. The Committee shall also review, consider, suggest and approve individual compensation packages for each of the Executives.

(ix)	Consider, in evaluating Executive compensation, both the Company’s and the Executive’s performance, compensation paid to similar executive officers of other companies within the industries the Company competes in, the effort and contribution of the Executive to the Company and past awards to the Executive.

(x)	Periodically review, consider and approve the total compensation program for employees to ensure that the elements of that program support the Company’s philosophy for the compensation of employees and relate back to the Company’s strategy, as established by the Board. The compensation program may be composed of a mix of base salary, short and long-term incentives, deferred compensation programs, equity awards and benefits.

(xi)	Subject itself to oversight by the Board and fully cooperate with any audit of the Committee or any other request for information by the Board or the Company’s internal and outside auditors, including to open its books and records in connection with the Board’s oversight, any audit of the Committee or any such request for information.

(xii)	Prepare annually such reports and discussions and analysis regarding the compensation of the Executives as maybe required by the applicable rules and regulations of the SEC and OSC stating the criteria by which such Executives receive compensation and any waivers from such criteria.

(xiii)	Monitor compliance with Section 304 of the Sarbanes Oxley Act of 2002 (16 U.S.C Section 7243) and Section 13(k) of the U.S. Securities Exchange Act of 1934 as amended, relating, respectively to forfeiture of certain bonuses and profits by the CEO and CFO and to the prohibition on personal loans by the Company to the directors and officers of the Company.

(xiv)	Review, consider and approve special employment arrangements and agreements for Executives and potential hires that would likely become Executives.

(xv)	Oversee the Company’s global employee benefit programs and advise on any changes the Committee believes should be approved by the Board and, where applicable, the stockholders.

(xvi)	Evaluate its own performance at least annually and report on such performance to the Board; and

(xvii)	Delegate functions to such Committee subcommittees as the Committee shall determine is necessary and appropriate.

V.	OTHER POWERS AND RESPONSIBILITIES

A.	Evaluations

With the assistance of the Audit Committee, the Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular written reports to the Board, providing an overview of its activities, summarizing Committee actions and commenting on the fulfillment of the Committee’s duties under this Charter.

C.	Retention of Professional Advisors

The Committee shall have the authority to retain consultants and other third-party advisors of its selection to provide it with advice and counsel about the Company’s compensation and benefit programs. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Other Activities

The Committee may perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.